Consent of Independent Auditors’ We consent to the incorporation by reference in the registration statements (Nos. 333-231728 and 333-188751) on Forms S-3 and S-8 of ProAssurance Corporation of our report dated March 9, 2021, with respect to the consolidated financial statements of NORCAL Mutual Insurance Company, which report appears in the Form 8- K/A of ProAssurance Corporation dated July 15, 2021. Philadelphia, PA July 15, 2021 KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.